UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(AMENDMENT NO. 3)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR

13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

Black Stone Minerals, L.P.

(Name of Subject Company (Issuer) and Filing Person (Issuer and Offeror))

Series A Preferred Units, Par Value $1,000.00 per Preferred Unit

(Title of Class of Securities)

None

(CUSIP Number of Class of Securities)

Steve Putman

Senior Vice President, General Counsel, and Secretary

1001 Fannin Street

Suite 2020

Houston, Texas 77002

(713) 658-0647

(Name, Address, and Telephone Number of persons authorized to receive notices and communications on behalf of filing person)

Copies to:

Mike Rosenwasser

Brenda Lenahan

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Tel: (212) 237-0000

Fax: (212) 237-0100

CALCULATION OF FILING FEE

Transaction Value(1)	Amount of Filing Fee(2)
$117,963,000	$11,879

(1)	The transaction value is estimated only for purposes of calculating the filing fee. This amount is based on the offer to purchase up to 117,963 Series A Preferred Units, par value $1,000.00 per unit, at the minimum tender offer price of $1,000.00 per unit.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $100.70 per $1,000,000 of the value of the transaction.

☒	Check the box if any part of the fee is offset, as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $11,879	Filing party: Black Stone Minerals, L.P.
Form or Registration No.: 005-88844	Date filed: November 6, 2015

☐	Check the box if filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☒

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third Party Tender Offer)

Introductory Statement

This Amendment No. 3 (this “Amendment”) amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission on November 6, 2015, as amended and supplemented by Amendment No. 1 filed on November 18, 2015 and Amendment No. 2 filed on November 20, 2015 (as amended and supplemented, this “Schedule TO”) by Black Stone Minerals, L.P., a Delaware limited partnership (the “Partnership”), and relates to the offer by the Partnership to purchase for cash up to 100% of its outstanding Series A Preferred Units at 100% of the par value of $1,000.00 per unit, plus any unpaid yield accrued through the termination date. The Partnership’s offer is being made upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase dated November 18, 2015 as amended by the Schedule TO (the “Amended and Restated Offer to Purchase”) and in the related Amended and Restated Letter of Transmittal (the “Amended and Restated Letter of Transmittal”), which were previously filed as Exhibits (a)(1)(C) and (a)(1)(D), respectively, to the Schedule TO. This Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(3) under the Securities Exchange Act of 1934, as amended.

The Items of Schedule TO are hereby amended and supplemented as specified below. All information in the Amended and Restated Offer to Purchase and the Amended and Restated Letter of Transmittal is hereby expressly incorporated by reference in answer to all items in this Amendment.

Item 11. Additional Information.

Item 11 of the Schedule TO is hereby amended and supplemented as follows:

(b) Other Material Information

“On December 11, 2015, the Partnership issued a press release announcing the final results of the Offer, which terminated at 5:00 p.m., New York City time, on December 10, 2015. A copy of the press release is filed as Exhibit (a)(5)(B) to this Schedule TO and is incorporated herein by reference.”

Item 12. Exhibits.

Exhibit Number	Description

(a)(1)(A)*	Offer to Purchase dated November 6, 2015

(a)(1)(B)*	Letter of Transmittal

(a)(1)(C)*	Amended and Restated Offer to Purchase dated November 18, 2015

(a)(1)(D)*	Amended and Restated Letter of Transmittal

(a)(1)(E)*	Letter to Preferred Unitholders dated November 18, 2015

(a)(2)	Not applicable

(a)(3)	Not applicable

(a)(4)	Not applicable

(a)(5)(A)*	Press release dated November 6, 2015

(a)(5)(B)	Press release dated December 11, 2015

(b)(1)*	Third Amended and Restated Credit Agreement among Black Stone Minerals Company, L.P., as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A. and Compass Bank, as Co-Syndication Agents, Wells Fargo Bank, N.A. and Amegy Bank National Association, as Co-Documentation Agents, and a syndicate of lenders dated as of January 23, 2015 (incorporated herein by reference to Exhibit 10.2 to Black Stone Minerals, L.P.’s Registration Statement on Form S-1 filed on March 19, 2015 (SEC File No. 333-202875))

(b)(2)*	First Amendment to Third Amended and Restated Credit Agreement, dated as of October 28, 2015, among Black Stone Minerals Company, L.P., as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A. and Compass Bank, as Co-Syndication Agents, Wells Fargo Bank, N.A. and Amegy Bank National Association, as Co-Documentation Agents, and a syndicate of lenders (incorporated herein by reference to Exhibit 10.1 to Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on October 29, 2015 (SEC File No. 001-37362))

Exhibit Number	Description

(d)(1)*	Black Stone Minerals, L.P. Long-Term Incentive Plan, dated May 6, 2015, by Black Stone Minerals GP, L.L.C. (incorporated herein by reference to Exhibit 10.1 Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on May 6, 2015 (SEC File No. 001-37362))

(d)(2)*	Form of IPO Award Grant Notice and Award Agreement for Senior Management (Restricted Units) (incorporated herein by reference to Exhibit 10.9 to Black Stone Minerals, L.P.’s Registration Statement on Form S-1 filed on April 13, 2015 (SEC File No. 333-202875))

(d)(3)*	Form of IPO Award Grant Notice and Award Agreement for Senior Management (Performance Units) (incorporated herein by reference to Exhibit 10.10 to Black Stone Minerals, L.P.’s Registration Statement on Form S-1 filed on April 13, 2015 (SEC File No. 333-202875))

(d)(4)*	Form of Non-Employee Director Unit Grant Notice and Award Agreement (incorporated herein by reference to Exhibit 10.11 to Black Stone Minerals, L.P.’s Registration Statement on Form S-1 filed on April 13, 2015 (SEC File No. 333-202875))

(d)(5)*	Form of Severance Agreement for Thomas L. Carter, Jr. (incorporated herein by reference to Exhibit 10.12 to Black Stone Minerals, L.P.’s Registration Statement on Form S-1 filed on April 13, 2015 (SEC File No. 333-202875))

(d)(6)*	Form of Severance Agreement for Senior Vice Presidents (incorporated herein by reference to Exhibit 10.13 to Black Stone Minerals, L.P.’s Registration Statement on Form S-1 filed on April 13, 2015 (SEC File No. 333-202875))

(g)	Not applicable

(h)	Not applicable

*Previously filed

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

BLACK STONE MINERALS, L.P.

	By:	Black Stone Minerals GP, L.L.C., its general partner

Date: December 11, 2015	By:	/s/ Steve Putman
Steve Putman
Senior Vice President, General Counsel, and Corporate
Secretary

Exhibit Index

Exhibit Number	Description

(a)(1)(A)*	Offer to Purchase dated November 6, 2015

(a)(1)(B)*	Letter of Transmittal

(a)(1)(C)*	Amended and Restated Offer to Purchase dated November 18, 2015

(a)(1)(D)*	Amended and Restated Letter of Transmittal

(a)(1)(E)*	Letter to Preferred Unitholders dated November 18, 2015

(a)(2)	Not applicable

(a)(3)	Not applicable

(a)(4)	Not applicable

(a)(5)(A)*	Press release dated November 6, 2015

(a)(5)(B)	Press release dated December 11, 2015

(b)(1)*	Third Amended and Restated Credit Agreement among Black Stone Minerals Company, L.P., as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A. and Compass Bank, as Co-Syndication Agents, Wells Fargo Bank, N.A. and Amegy Bank National Association, as Co-Documentation Agents, and a syndicate of lenders dated as of January 23, 2015 (incorporated herein by reference to Exhibit 10.2 to Black Stone Minerals, L.P.’s Registration Statement on Form S-1 filed on March 19, 2015 (SEC File No. 333-202875))

(b)(2)*	First Amendment to Third Amended and Restated Credit Agreement, dated as of October 28, 2015, among Black Stone Minerals Company, L.P., as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A. and Compass Bank, as Co-Syndication Agents, Wells Fargo Bank, N.A. and Amegy Bank National Association, as Co-Documentation Agents, and a syndicate of lenders (incorporated herein by reference to Exhibit 10.1 to Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on October 29, 2015 (SEC File No. 001-37362))

(d)(1)*	Black Stone Minerals, L.P. Long-Term Incentive Plan, dated May 6, 2015, by Black Stone Minerals GP, L.L.C. (incorporated herein by reference to Exhibit 10.1 Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on May 6, 2015 (SEC File No. 001-37362))

(d)(2)*	Form of IPO Award Grant Notice and Award Agreement for Senior Management (Restricted Units) (incorporated herein by reference to Exhibit 10.9 to Black Stone Minerals, L.P.’s Registration Statement on Form S-1 filed on April 13, 2015 (SEC File No. 333-202875))

(d)(3)*	Form of IPO Award Grant Notice and Award Agreement for Senior Management (Performance Units) (incorporated herein by reference to Exhibit 10.10 to Black Stone Minerals, L.P.’s Registration Statement on Form S-1 filed on April 13, 2015 (SEC File No. 333-202875))

(d)(4)*	Form of Non-Employee Director Unit Grant Notice and Award Agreement (incorporated herein by reference to Exhibit 10.11 to Black Stone Minerals, L.P.’s Registration Statement on Form S-1 filed on April 13, 2015 (SEC File No. 333-202875))

(d)(5)*	Form of Severance Agreement for Thomas L. Carter, Jr. (incorporated herein by reference to Exhibit 10.12 to Black Stone Minerals, L.P.’s Registration Statement on Form S-1 filed on April 13, 2015 (SEC File No. 333-202875))

(d)(6)*	Form of Severance Agreement for Senior Vice Presidents (incorporated herein by reference to Exhibit 10.13 to Black Stone Minerals, L.P.’s Registration Statement on Form S-1 filed on April 13, 2015 (SEC File No. 333-202875))

(g)	Not applicable

(h)	Not applicable

*Previously filed